Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 408 to Registration Statement No. 002-41839 on Form N–1A of our report dated March 15, 2018, relating to the financial statements and financial highlights of Fidelity Series 1000 Value Index Fund and our report dated March 16, 2018, relating to the financial statements and financial highlights of Fidelity Tax-Free Bond Fund, each a fund of Fidelity Salem Street Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Salem Street Trust for the year ended January 31, 2018, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Boston, Massachusetts
March 21, 2018